UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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TOLLGRADE COMMUNICATIONS, INC.
(Name of Registrant as Specified in Its Charter)

RAMIUS VALUE AND OPPORTUNITY MASTER FUND LTD
PARCHE, LLC
RAMIUS ENTERPRISE MASTER FUND LTD
RAMIUS ADVISORS, LLC
RCG STARBOARD ADVISORS, LLC
RAMIUS LLC
C4S & CO., L.L.C.
PETER A. COHEN
MORGAN B. STARK
JEFFREY M. SOLOMON
THOMAS W. STRAUSS
SCOTT C. CHANDLER
JEFFREY LIBSHUTZ
EDWARD B. MEYERCORD, III

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Ramius Value and Opportunity Master Fund Ltd, an affiliate of Ramius LLC (“Ramius”), together with the other participants named herein, has made a definitive filing with the Securities and Exchange Commission of a proxy statement and an accompanying GOLD proxy card to be used to solicit votes for the election of its nominees at the 2009 annual meeting of shareholders of Tollgrade Communications, Inc., a Pennsylvania corporation.

On July 13, 2009, Ramius issued the following press release:

Ramius Files Supplemental Proxy Materials and Sends Letter to Stockholders

Urges Stockholders to Support Real Change on the Tollgrade Board by Voting FOR the Ramius Nominees on the GOLD Proxy Card Today

NEW YORK, July 13 /PRNewswire/ --RCG Starboard Advisors, LLC, a subsidiary of Ramius LLC (collectively, "Ramius"), today announced that it has filed supplemental proxy materials with the SEC in connection with the 2009 Annual Meeting of Tollgrade Communications, Inc. (Nasdaq: TLGD) and has delivered a letter to all stockholders of the Company.

Ramius is the largest stockholder of Tollgrade, owning approximately 15.2% of the Company's outstanding shares of Common Stock. Ramius is urging stockholders to elect at the Annual Meeting its three highly qualified nominees, Scott Chandler, Ed Meyercord and Jeffrey Solomon, in place of incumbent directors James J. Barnes, David S. Egan and Brian C. Mullins. Ramius's director nominees collectively have over 35 years of combined experience in the telecom equipment and services industries and have a large vested interest in the future financial performance of the Company.

The full text of the letter follows:

July 13, 2009

Dear Fellow Tollgrade Communications, Inc. Stockholder:

VOTE NOW FOR REAL CHANGE ON THE TOLLGRADE BOARD

AS TOLLGRADE'S LARGEST STOCKHOLDER, RAMIUS HAS A TRUE VESTED INTEREST IN TURNING AROUND TOLLGRADE

OUR NOMINEES HAVE THE TELECOM INDUSTRY EXPERIENCE THIS BOARD DESPERATELY NEEDS

VOTE THE GOLD PROXY CARD TODAY TO SUPPORT OUR EFFORTS TO REBUILD STOCKHOLDER VALUE

RCG Starboard Advisors, LLC, a subsidiary of Ramius LLC (together with its affiliates, "Ramius" or the "Ramius Group"), collectively owns approximately 15.2% of the common stock of Tollgrade Communications, Inc. ("Tollgrade" or the "Company"). We are the Company's largest stockholder. Over the past four years, as stockholders, we have watched as management and the current Board of Directors, as composed prior to the recently announced changes (the "Board"), have failed time and time again to address the long-term financial underperformance of the Company. The recent changes in the composition of the Board were made by the Company only after we publicly announced a competing slate of director candidates for the 2009 Annual Meeting (the "Meeting"). These reactionary changes fail to address the significant issues facing the Company and, in our opinion, are transparent attempts by the Company to win votes in the upcoming election contest.

DO NOT BE INFLUENCED BY THIS BOARD'S REACTIONARY BOARD CHANGES

VOTE FOR DIRECTORS WHO WILL BE PROACTIVE AND WORK TIRELESSLY TO ENHANCE VALUE

Stockholders deserve a Board that is fully committed to enhancing value, not one that is clearly doing the minimum it believes is necessary to win an election contest. When the pressure is off, what will keep the Board from returning to its past practices of complacent oversight and weak governance? The time has come for stockholders to demand real change at Tollgrade, not just the illusion of change. We therefore urge all stockholders to support the Ramius nominees by voting the GOLD proxy card today.

Tollgrade Has Significantly Underperformed Under the Direction of the Current Board

•	Over the past five years ended June 30, 2009, Tollgrade's stock price is down approximately 51% versus the NASDAQ Composite total return (including dividends), which is down approximately 7%.

•
As of June 30, 2009, Tollgrade had an enterprise value of approximately $6 million after factoring in its $60 million cash balance. Effectively, stockholders are attributing little to no value to Tollgrade's operating businesses.

Unfortunately, this is not just the case today, but has been the case for much of the past two years. We believe this is a reflection of the poor operating performance and terrible allocation of corporate resources and capital over the past five years. From 2003 to 2008:

•	Annual revenue declined by approximately $8 million from $65.1 million in 2003 to $57.2 million in 2008, a decline of 12%;

•	Annual gross profit declined by approximately $7.0 million from $38.4 million in 2003 to $31.6 million in 2008, a decline of 18%;

•	Annual operating expenses remained constant at $31.2 million; and

•	Adjusted annual EBITDA declined by $7.4 million from $9.4 million in 2003 to $2.0 million in 2008, a decline of 79%.

THE COMPANY HAS VERY LITTLE TO SHOW FOR ITS $116 MILLION INVESTMENT OVER THE PAST 5 YEARS

These poor results are in spite of massive investments in the business. Over the past five years, the Company has poured excessive amounts of capital into research and development projects as well as ill-conceived and poorly executed acquisitions. From 2003 to 2008 Tollgrade spent:

•	$84 million on internal research and development projects; and

•	$32 million on external acquisitions.

Between research and development and external acquisitions, Tollgrade has spent $116 million of cash in the past five years, or $9.15 per share, with little to show for it. This compares to the current $6 million enterprise value and the $5.24 stock price as of June 30, 2009. Clearly, the Company has failed to execute and stockholders have suffered under the leadership of the current Board.

Poor Performance Has Been Driven by a Misguided Strategy and Weak Execution

We believe the Company's poor performance is due primarily to a convoluted and ineffective growth strategy made worse by poor execution and failed oversight. Tollgrade is a small player in the telecom equipment industry. The core of Tollgrade's existing businesses is legacy hardware and software solutions that allow telecom operators to manage their legacy copper networks. This is the market for which the Company is best known and in which it has had success historically. However, Tollgrade has aggressively pursued broad and wide ranging product development initiatives and acquisitions outside its core competencies spanning multiple industries on a global scale. These include products for next generation telecom networks, power utilities and, up until recently, cable operators. These initiatives have, for the most part, failed. Tollgrade has lost focus on who are its key customers and how to best serve those customers with products and services that the customer actually needs and would purchase from Tollgrade.

Tollgrade's key customers are large, global, multibillion dollar enterprises that require extreme focus and attention. The Company has failed in its business strategy because it is pursuing too many markets with too few resources to be effective. The Company's "product first" strategy where it develops or acquires products and then attempts to market them has consistently failed. Instead, Tollgrade should pursue a "customer-first" product development strategy where the Company forges strong relationships with existing customers and works with them to develop products and services that fit their needs. Effectively implemented and executed, this strategy would produce better, more consistent results with a much improved return on invested capital. Tollgrade must rein in its capital spending on speculative projects which have shown little likelihood of success and instead focus on the core markets for which the Company has a strong reputation and a market-leading technology.

Although Tollgrade has begun to make some changes in its strategy, the Company needs better guidance and oversight from an experienced Board in order to shape the future of Tollgrade and to avoid the serious mistakes of the past overseen by the current Board.

The Current Board Has No Relevant Industry Experience, Is Ill-Equipped to Oversee a Turnaround at Tollgrade and Lacks a Substantial Vested Interest in the Company's Financial Performance

We believe the Company's poor financial performance and misguided business strategy is in large part due to a Board composed of directors with little, if any, experience in the technology and telecom industry. They have allowed management to make unchecked business decisions which have destroyed stockholder value. Apart from the Chief Executive Officer of the Company, none of the other current Board members have any direct experience in the telecom equipment industry, an industry in which Tollgrade generates a vast majority of its revenues. Additionally, in the aggregate, the current Board owns just 130,884 shares directly, representing approximately 1% of the shares outstanding, and therefore lacks a substantial vested interest in the financial performance of the Company.

The Ramius Nominees Have the Skills and Incentives Necessary to Turn Around Tollgrade

The nominees that we have proposed for the Board have over 35 years of combined experience in the telecom equipment and services industries and have a large vested interest in the future financial performance of the Company.

Scott Chandler
Mr. Chandler has over 20 years of senior and executive level management experience in the telecom industry. Prior to founding Franklin Court Partners, a consulting and advisory firm focused on the telecom and technology industry, Mr. Chandler served as the Chief Financial Officer of RHYTHMS NetConnections, a provider of broadband services utilizing digital subscriber line (DSL) technology that is now part of Verizon.  Prior to RHYTHMS, Mr. Chandler served as President and Chief Executive Officer of C-COR, a pioneer in the cable television industry and a supplier of broadband telecommunications equipment that was sold to Arris Group Inc. in 2007.

Ed Meyercord
Mr. Meyercord has over 15 years of experience in the telecom services industry.  Most recently, Mr. Meyercord was the President, Chief Executive Officer, and Director of Cavalier Telephone, a privately held voice and data services provider with over $500 million in revenue and $90 million of EBITDA.  Prior to Cavalier, Mr. Meyercord was the President, Chief Executive Officer, and Director of Talk America, Inc., a telecom services company providing phone and internet services to consumers and small business customers.  Talk America, a publicly-traded NASDAQ company, was acquired by Cavalier Telephone in 2006 at which time Mr. Meyercord became the Chief Executive Officer of the combined company.  During his tenure at Talk America, Mr. Meyercord acted in many capacities including Marketing and Corporate Development, Chief Financial Officer, Chief Operating Officer, and finally Chief Executive Officer.  He is credited with designing and implementing many value enhancing plans at both Cavalier and Talk America which led to substantial value realization for stockholders of both companies.

Jeffrey Solomon
Mr. Solomon is a Managing Member of Ramius, a $7 billion diversified investment management firm.  Mr. Solomon joined Ramius when it was founded in 1994 and has been responsible for the development, management and oversight of a number of the investment strategies currently employed by Ramius.  Mr. Solomon has extensive experience in corporate finance, restructuring, mergers and acquisitions, and corporate governance.

* For full biographies of the Ramius nominees, please refer to our definitive proxy statement filed on June 25, 2009.

As the largest stockholder of Tollgrade, our interests are directly aligned with those of all stockholders. For all the reasons we have stated above, we firmly believe that our proposed changes to the composition of the Board are appropriate and necessary.

Recent Actions Taken By the Board in Response to Our Nomination Notice Do Little to Address the Major Issues Facing the Company

The average tenure of the current Board, excluding the addition of the Chief Executive Officer to the Board in late 2007 and the recently announced changes, is twelve years. Prior to the recently announced changes, the newest independent member of the Board has been a director since 2002, over six years ago. The Chief Executive Officer has been at the Company for two years and has had ample opportunity to address the lack of relevant expertise on the Board. Up until our nomination notice on February 11, 2009, the Company completely ignored the lack of independent industry experience on the Board. We believe that the actions taken since our nomination notice to change the Board's structure are purely reactionary and are an attempt to better position the Company in the election contest. We do not believe these actions have been done with a sincere intention of changing the manner in which Tollgrade is overseen and governed. Why didn't the Company make these Board changes earlier? Would these changes have been made if we had not nominated a competing slate of directors for election at the Meeting? We believe the answer is clear.

The Board has made Reactive Corporate Governance Reforms and Has Demonstrated Poor Business Judgment

Additionally, we believe that the Company's recent corporate governance reforms have been entirely reactive. First, consider the Company's decision to put a proposal to declassify the Board to a shareholder vote at the 2007 Annual Meeting. This decision only came after the holders of 7,318,509 shares, or approximately 80% of the shares that voted, approved a non-binding shareholder proposal at the 2006 Annual Meeting to declassify the Board of Directors. The Company's 2006 proxy statement in connection with the 2006 Annual Meeting stated that the Board "concluded that the Company's classified board structure continues to be in the best interests of the Company and its various constituencies, including the Company's stockholders, and oppose this proposal." What changed between 2006 and 2007? We believe the Company's flip-flop in corporate governance was motivated more by a desire to do the minimum it takes to receive your votes than a desire to truly take actions that are in your best interests.

After we publicly voiced our concern that the current Board lacks members with relevant experience in the telecom equipment and services industries, the Company announced on June 24, 2009 the appointment of a new independent director, Edward Kennedy, and on July 7, 2009 the replacement of an incumbent director with a new independent director, Charles Hoffman. These individuals were selected by the current Board and we do not believe that their election, by itself, will yield adequate changes to the composition and structure of the Board.

The Company goes further to request the support of stockholders based on the actions they have taken to date including the announcement of a $15 million stock repurchase program and the divestiture of the cable products business. We think it is important for stockholders to note that as of December 31, 2008, the Company had only repurchased 496,918 shares for an aggregate value of $2.2 million out of the $15 million earmarked or repurchases. We are not aware of any further repurchases executed since that time nor were any further repurchases disclosed in the Company's first quarter 10-Q filed with the SEC on May 7, 2009. During this time frame, the Company's stock has traded substantial volume at prices that imply almost zero enterprise value for the operating business. Evidently, the Company's $15 million stock repurchase program is mostly form over substance and only represents the appearance of positive actions as opposed to real actions.

Additionally, stockholders should note that the sale of the cable products business for approximately $3 million on May 28, 2009 compares to a purchase price of $14.3 million on February 13, 2003 for Acterna's Status and Performance Monitoring Product Line, a large portion of the cable products business. Obviously any credit the Company wishes to take for exiting the cable products business must be offset by the significant destruction of stockholder value caused by the poor execution of the acquisition in the first place.

As we have highlighted above, the changes in board leadership, corporate governance, and board composition do little to remedy the shortcomings of the current Board. Stockholders must heavily discount the Company's veiled attempt to garner support with reactionary measures that are clearly meant to win votes as opposed to create real change at Tollgrade. The best way for stockholders to ensure their interests are represented in the board room is to elect new, independent industry representatives to work alongside a representative of the largest stockholder to unlock value at Tollgrade.

Our Interests Are Directly Aligned with ALL Stockholders

Vote the GOLD Proxy Card to Improve the Tollgrade Board

We are not seeking control of Tollgrade. We are seeking to improve the quality and accountability of the Board by adding two highly qualified, independent directors with relevant industry experience and a direct representative of the largest stockholder. We firmly believe these three individuals will represent the best interests of all stockholders. We urge you to vote the GOLD proxy card today.

We look forward to your support at the 2009 Annual Meeting.

Best Regards,

Peter A. Feld
Managing Director
Ramius LLC

About Ramius LLC
Ramius LLC is a registered investment advisor that manages assets in a variety of alternative investment strategies. Ramius LLC is headquartered in New York with offices located in London, Tokyo, Hong Kong, Munich, and Luxembourg.

Media Contact:

Peter A. Feld / Ramius LLC / (212) 201-4878